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                                                               EXHIBIT 23(n)(iv)

                                 WT MUTUAL FUND

                   MULTIPLE CLASS PLAN PURSUANT TO RULE 18F-3
                        (BALENTINE REAL ESTATE PORTFOLIO)

I.    INTRODUCTION

This Multiple Class Plan (this "Plan") has been adopted by a majority of the Board of Trustees of WT Mutual Fund (the "Fund"), including a majority of the Trustees who are not interested persons of the Fund (the "Independent Trustees" under the Investment Company Act of 1940, as amended (the "Act")), pursuant to Rule 18f-3 thereunder, with respect the Balentine Real Estate Portfolio (the "Portfolio").

This Plan designates two classes of shares for the Portfolio and, in accordance with Rule 18f-3 under the Act, sets forth the differences between the classes with respect to shareholder services, distribution arrangements, expense allocations and any related conversion features or exchange privileges.

The Fund's Board of Trustees, including a majority of the Independent Trustees, has determined that this Plan, including the allocation of expenses, is in the best interests of the Fund as a whole, the Portfolio and each class of shares offered by the Portfolio.

II.   ELEMENTS OF THE PLAN


Class Designation: The Portfolio shall be divided into and shall issue Institutional Shares and Investor Shares.

Differences in Availability: Investor Shares shall be available to all investors and will be sold by PFPC Distributors, Inc. (the "Distributor") and by banks, securities brokers or dealers and other financial institutions that have entered into a selling agreement with the Distributor. Institutional Shares will be available only to certain other eligible investors as disclosed in the Portfolio's prospectus.

Differences in Distribution Arrangements:

Investor Shares shall be subject to a distribution plan adopted pursuant to Rule 12b-1 under the Act. The distribution plan for Investor Shares allows the Portfolio to spend annually up to 0.25% of its average daily net assets attributable to its Investor Shares to pay the Distributor for distribution activities and expenses primarily intended to result in the sale of Investor Shares.

Institutional Shares shall not be subject to a distribution plan pursuant to Rule 12b-1 under the Act.

Differences in Shareholder Services:

Other than any shareholder services that may be provided under the distribution plan for Investor
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Shares of the Portfolio, the services offered to shareholders of Institutional
Shares and Investor Shares shall be the same.


Expense Allocation. All expenses of the Portfolio shall be allocated between its Institutional Shares and its Investor Shares in accordance with Rule 18f-3 under the Act, except that the fees and expenses incurred by the Portfolio under the distribution plan for its Investor Shares, shall be allocated to the Investor Shares of such portfolios, respectively, and the following types of expenses specific to each class shall be allocated to such class.

            -     Transfer agency and other recordkeeping costs;

            - Securities and Exchange Commission and blue sky registration or qualification fees;

            - printing and postage expenses related to printing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a particular class or to regulatory authorities with respect to such class;

            - audit or accounting fees or expenses relating solely to such class;

            - the expenses of administrative personnel and services as required to support the shareholders of such class;

            - litigation or other legal expenses relating solely to such class;

            - Trustees' fees and expenses incurred as a result of issues relating solely to such class; and

            - other expenses subsequently identified and determined to be properly allocated to such class.

Conversion Features. Neither Institutional Shares or Investor Shares shall automatically convert to shares of another class.

Exchange Privileges.  None.

Voting and other Rights. Institutional Shares and Investor Shares shall each have (a) exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangements or to such specific class; (b) separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of the other class; and (c) in all other respects, the same rights and obligation as the other class.

As approved by the Board of Trustees on November 14, 2002.


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